SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.11)*



                             X-RITE, INCORPORATED
                                (Name of Issuer)


                     Common Stock, Par Value $.10 Per Share


                                    983857103
                                 (CUSIP Number)



         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)




                      (Continues on the following page(s))

                               Page 1 of 12 Pages

CUSIP NO. 983857103                  13G                      Page 2 of 12 Pages




1.       NAME OF REPORTING PERSON

         Leonard C. Blanding
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,103,082
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,103,082

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,123,082

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.3%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                  13G                      Page 3 of 12 Pages


1.       NAME OF REPORTING PERSON

         Lawrence E. Fleming
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,620,000
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,620,000

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,650,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.8%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                   13G                     Page 4 of 12 Pages

1.       NAME OF REPORTING PERSON

         Rufus S. Teesdale
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,519,195
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,519,195

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,549,195

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                    13G                    Page 5 of 12 Pages


1.       NAME OF REPORTING PERSON

         D. Ted Thompson
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        1,368,300
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         -0-
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    1,368,300

                           8.       SHARED DISPOSITIVE POWER

                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,448,300

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.9%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                 13G                       Page 6 of 12 Pages


1.       NAME OF REPORTING PERSON

         Quinten E. Ward
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF                        -0-
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH                         1,079,100
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH
                                    -0-

                           8.       SHARED DISPOSITIVE POWER

                                    1,079,100

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,109,100

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         X

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.3%

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 983857103                  13G                      Page 7 of 12 Pages


Item 1(a)         Name of Issuer:

                  X-Rite, Incorporated

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3100 44th St., S.W.
                  Grandville, MI  49418

Item 2(a)         Name of Persons Filing:

                  Leonard C. Blanding
                  Lawrence E. Fleming
                  Rufus S. Teesdale
                  D. Ted Thompson
                  Quinten E. Ward

Item 2(b)         Address of Principal Business Office:

                  Leonard C. Blanding:          6600 Tanglewood S.E.
                                                Grand Rapids, MI 49546

                  Lawrence E. Fleming:          6200 Hall St., S.E.
                                                Grand Rapids, MI 49546

                  Rufus S. Teesdale:            3152 E. Gatehouse Dr., S.E.
                                                Grand Rapids, MI  49546

                  D. Ted Thompson:              3100 44th St., S.W.
                                                Grandville, MI  49418

                  Quinten E. Ward:              2251 N. Rampart Blvd., Suite 102
                                                Las Vegas, NV  89128

Item 2(c)         Citizenship:

                  United States of America

Item 2(d)         Title of Securities:

                  Common Stock, Par Value $.10

CUSIP NO. 983857103                     13G                   Page 8 of 12 Pages

Item 2(e)         CUSIP Number:

                  983857103
Item 3




Item 4            Ownership:

                  Leonard C. Blanding

                           (a)     Amount Beneficially Owned:   1,123,082

                           (b)     Percent of Class:  5.3%

                           (c)     Number of Shares as to which such person has:

                                   (i)  sole power to vote or direct the vote:

                                        1,103,082

                                  (ii)  shared power to vote or direct the vote:

                                        -0-

                                 (iii) sole power to dispose or to direct the disposition of:

                                        1,103,082

                                  (iv) shared power to dispose or to direct the disposition of:

                                        -0-

                  Note: The amount beneficially owned includes options for 20,000 shares exercisable within 60 days, but does not include 314,050 shares held by a Trust for which Mr. Blanding's wife serves as Trustee, and as to which Mr. Blanding disclaims beneficial ownership.

                  Lawrence E. Fleming

                           (a)     Amount Beneficially Owned:  1,650,000

                           (b)     Percent of Class:  7.8%

                           (c)     Number of Shares as to which such person has:

CUSIP NO. 983857103                 13G                       Page 9 of 12 Pages

                                   (i)  sole power to vote or direct the vote:

                                        1,620,000

                                  (ii)  shared power to vote or direct the vote:

                                        -0-

                                 (iii) sole power to dispose or to direct the disposition of:

                                        1,620,000

                                  (iv) shared power to dispose or to direct the disposition of:

                                        -0-

                  Note:   The amount  beneficially owned  includes  options  for
                  30,000 shares exercisable within 60 days.


                  Rufus S. Teesdale

                           (a)     Amount Beneficially Owned:  1,549,195

                           (b)     Percent of Class:  7.4%

                           (c)     Number of Shares as to which such person has:

                                  (i)   sole power to vote or direct the vote:

                                        1,519,195

                                 (ii)   shared power to vote or direct the vote:

                                        -0-

                                (iii) sole power to dispose or to direct the disposition of:

                                        1,519,195

                                 (iv) shared power to dispose or to direct the disposition of:

                                        -0-

CUSIP NO. 983857103                   13G                    Page 10 of 12 Pages

                  Note:   The amount  beneficially  owned includes  options  for
                  30,000 shares exercisable within 60 days.


                  D. Ted Thompson

                           (a)     Amount Beneficially Owned:  1,448,300

                           (b)     Percent of Class:  6.9%

                           (c)     Number of Shares as to which such person has:

                                  (i)   sole power to vote or direct the vote:

                                        1,368,300

                                 (ii)   shared power to vote or direct the vote:

                                        -0-

                                (iii) sole power to dispose or to direct the disposition of:

                                        1,368,300

                                 (iv) shared power to dispose or to direct the disposition of:

                                        -0-

                  Note: The amount beneficially owned includes options for 80,000 shares exercisable within 60 days, but does not include 160,000 shares held by a Trust for which Mr. Thompson's wife serves as Trustee, and as to which Mr. Thompson disclaims beneficial ownership.


                  Quinten E. Ward

                           (a)     Amount Beneficially Owned:  1,109,100

                           (b)     Percent of Class:  5.3%

                           (c)     Number of Shares as to which such person has:

                                  (i)   sole power to vote or direct the vote:

                                        -0-

CUSIP NO. 983857103                       13G                Page 11 of 12 Pages

                                 (ii)   shared power to vote or direct the vote:

                                        1,079,100

                                (iii) sole power to dispose or to direct the disposition of:

                                        -0-

                                 (iv) shared power to dispose or to direct the disposition of:

                                        1,079,100

                  Note: The amount beneficially owned includes options for 30,000 shares exercisable within 60 days, but does not include 182,000 shares held by Mr. Ward's wife, as to which Mr. Ward disclaims beneficial ownership.

Item 5            Ownership of 5% or less of a Class:
                  ----------------------------------

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another:
                  ----------------------------------------------

                  Not applicable.

Item 7            Identification  and  Classification  of the  Subsidiary  which
                  --------------------------------------------------------------
                  Acquired  the  Security Being  Reported  on by Parent  Holding
                  --------------------------------------------------------------
                  Company:
                  -------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                  Not applicable.

CUSIP NO. 983857103                   13G                    Page 12 of 12 Pages


Item 9            Notice of Dissolution:
                  ---------------------

                  Not applicable.

Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 21, 1997

                                                  /s/ Leonard C. Blanding
                                                  Leonard C. Blanding

                                                  /s/ Lawrence E. Fleming
                                                  Lawrence E. Fleming

                                                  /s/ Rugus S. Teesdale
                                                  Rufus S. Teesdale

                                                  /s/ D. Ted Thompson
                                                  D. Ted Thompson

                                                  /s/ Quinten E. Ward
                                                  Quinten E. Ward



N0458.016